Exhibit 21.1


                         SUBSIDIARIES OF ENUCLEUS, INC.

     The subsidiaries of eNucleus, Inc. as of June 30, 2004 are as follows:

             Name                           Jurisdiction of Organization
             ----                           ----------------------------

             Financial ASPx, Inc.                      Delaware
             Alliance Net, Inc.                        Delaware
             Supply Chain ASPx, Inc.                   Delaware